FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:	ANALYSTS:
Brandon Davis, 312-822-5885	Al Miralles, 312-822-5605
CNA FINANCIAL ANNOUNCES FIRST QUARTER 2020 RESULTS

•	NET LOSS OF $61M, $(0.23) PER SHARE, INCLUDES NET INVESTMENT LOSSES OF $169M

•	CORE INCOME OF $108M, $0.40 PER SHARE

•	NET INVESTMENT INCOME OF $279M VS $465M IN Q1 2019

•	P&C COMBINED RATIO OF 97.5% VS 97.8% IN Q1 2019

•	COVID-19 RELATED CHARGES OF $15M PRETAX INCLUDED IN UNDERWRITING GAIN

•	P&C UNDERLYING COMBINED RATIO OF 93.9% VS 94.9% IN Q1 2019

•	QUARTERLY DIVIDEND OF $0.37 PER SHARE
CHICAGO, May 4, 2020 --- CNA Financial Corporation (NYSE: CNA) today announced a first quarter 2020 net loss of $61 million, or $(0.23) per share, and core income of $108 million, or $0.40 per share. Results for the quarter reflected financial market volatility amid the events of COVID-19. This included Net investment losses of $169 million and a decrease in Net investment income to $279 million, reflecting stable earnings from fixed income and other investments of $378 million offset by a $99 million loss from limited partnership and common stock investments during the period. Property & Casualty Operations combined ratio for the first quarter was 97.5% and the underlying combined ratio was 93.9%. The combined ratio includes charges of $15 million pretax associated with COVID-19.
The U.S. P&C segments, excluding third party captives, generated gross written premium growth of 8% and net written premium growth of 6%. Excluding third party captives, gross written premiums grew 6% and net written premiums grew 3% for P&C overall.
Our Life & Group and Corporate & Other segments produced core income (loss) for the first quarter of 2020 of $4 million and $(18) million, respectively.
CNA Financial declared a quarterly dividend of $0.37 per share, payable June 4, 2020 to stockholders of record on May 18, 2020.

	Results for the Three Months Ended March 31
($ millions, except per share data)	2020	2019
Net (loss) income	$(61)	$342
Core income (a)	108	318

Net (loss) income per diluted share	$(0.23)	$1.25
Core income per diluted share	0.40	1.17

	March 31, 2020	December 31, 2019
Book value per share	$38.18	$45.00
Book value per share excluding AOCI	42.12	44.81

(a)
Management utilizes the core income (loss) financial measure to monitor the Company's operations. Please refer herein to the Reconciliation of GAAP Measures to Non-GAAP Measures section of this press release for further discussion of this non-GAAP measure.

"Our first quarter financial results reflected strong underwriting performance, and included an underlying combined ratio of 93.9%, a one point improvement from a year ago, along with net written premium growth of 6% in the U.S. and 3% overall. These results were adversely impacted by disruption in the financial markets due to COVID-19, which led to unfavorable returns on our alternative investments and equity holdings while our fixed income investments generated steady earnings in line with the last four quarters," said Dino E. Robusto, Chairman and Chief Executive Officer of CNA Financial Corporation. "As we look ahead at these unprecedented and challenging times our thoughts go out to those most affected by the COVID-19 pandemic, and we are tremendously grateful for all the medical professionals and first responders who put their lives on the line every day.”
Property & Casualty Operations

	Results for the Three Months Ended March 31
($ millions)	2020	2019
Gross written premiums ex. 3rd party captives	$2,107	$1,987
GWP ex. 3rd party captives change (% year over year)	6%
Net written premiums	$1,863	$1,806
NWP change (% year over year)	3%
Net investment income	$118	$360
Core income	122	314

Loss ratio excluding catastrophes and development	60.4%	60.7%
Effect of catastrophe impacts	4.3	3.4
Effect of development-related items	(0.7)	(0.5)
Loss ratio	64.0%	63.6%

Expense ratio	33.1%	33.8%

Combined ratio	97.5%	97.8%
Combined ratio excluding catastrophes and development	93.9%	94.9%

•
The combined ratio excluding catastrophes and development improved 1.0 point as compared with the prior year quarter due to a 0.7 point improvement in the expense ratio driven by higher net earned premiums as well as a 0.3 point improvement in the underlying loss ratio. Expenses include a $2 million increase in our allowance for uncollectible insurance receivables related to COVID-19.

•
The combined ratio improved 0.3 points as compared with the prior year quarter. Net catastrophe losses were $75 million, or 4.3 points of the loss ratio in the first quarter of 2020 compared with $58 million, or 3.4 points of the loss ratio, for the prior year quarter. Catastrophe losses in the first quarter of 2020 include $13 million for COVID-19 claims related activity. Favorable net prior period development improved the loss ratio by 0.7 points in the quarter compared with a 0.5 point improvement in the prior year quarter.

•
The U.S. P&C segments, excluding third party captives, generated gross written premium growth of 8% and net written premium growth of 6%. Excluding third party captives, gross written premiums grew 6% and net written premiums grew 3% for P&C overall.

Business Operating Highlights
Specialty

	Results for the Three Months Ended March 31
($ millions)	2020	2019
Gross written premiums ex. 3rd party captives	$741	$730
GWP ex. 3rd party captives change (% year over year)	2%
Net written premiums	$694	$698
NWP change (% year over year)	(1)%
Core income	$96	$169

Loss ratio excluding catastrophes and development	59.5%	60.5%
Effect of catastrophe impacts	1.1	1.8
Effect of development-related items	(1.5)	(3.0)
Loss ratio	59.1%	59.3%

Expense ratio	32.0%	32.8%

Combined ratio	91.3%	92.3%
Combined ratio excluding catastrophes and development	91.7%	93.5%

•
The combined ratio excluding catastrophes and development improved 1.8 points as compared with the prior year quarter including a 1.0 point improvement in the underlying loss ratio as well as 0.8 points of improvement in the expense ratio driven by higher net earned premiums.

•
The combined ratio improved 1.0 point as compared with the prior year quarter. Net catastrophe losses were $8 million, or 1.1 points of the loss ratio in the first quarter of 2020 compared with $12 million, or 1.8 points of the loss ratio, for the prior year quarter. Favorable net prior period development improved the loss ratio by 1.5 points in the quarter compared with a 3.0 point improvement in the prior year quarter.

•	Gross written premiums, excluding third party captives, grew 2%, while net written premiums decreased 1% for the first quarter of 2020 driven by a higher level of ceded reinsurance.

Commercial

	Results for the Three Months Ended March 31
($ millions)	2020	2019
Gross written premiums ex. 3rd party captives	$1,059	$932
GWP ex. 3rd party captives change (% year over year)	14%
Net written premiums	$950	$849
NWP change (% year over year)	12%
Core income	$24	$139

Loss ratio excluding catastrophes and development	61.1%	62.1%
Effect of catastrophe impacts	7.0	5.2
Effect of development-related items	—	(0.4)
Loss ratio	68.1%	66.9%

Expense ratio	33.2%	33.8%

Combined ratio	101.9%	101.3%
Combined ratio excluding catastrophes and development	94.9%	96.5%

•
The combined ratio excluding catastrophes and development improved 1.6 points as compared with the prior year quarter. The underlying loss ratio improved 1.0 point driven by lower claim handling expenses. The expense ratio improved 0.6 points driven by higher net earned premiums.

•
The combined ratio increased 0.6 points as compared with the prior year quarter. Net catastrophe losses were $57 million, or 7.0 points of the loss ratio in the first quarter of 2020 compared with $40 million, or 5.2 points of the loss ratio, for the prior year quarter. There was no net prior period development effect in the quarter compared with 0.4 points of improvement in the prior year quarter.

•	Gross written premiums, excluding third party captives, grew 14% and net written premiums grew 12% for the first quarter of 2020 due to higher new business and favorable rate.

International

	Results for the Three Months Ended March 31
($ millions)	2020	2019
Gross written premiums	$307	$324
GWP change (% year over year)	(5)%
Net written premiums	$219	$259
NWP change (% year over year)	(15)%
Core income	$2	$6

Loss ratio excluding catastrophes and development	60.3%	57.0%
Effect of catastrophe impacts	4.3	2.3
Effect of development-related items	(0.1)	5.5
Loss ratio	64.5%	64.8%

Expense ratio	35.4%	37.1%

Combined ratio	99.9%	101.9%
Combined ratio excluding catastrophes and development	95.7%	94.1%

•
The combined ratio excluding catastrophes and development increased 1.6 points as compared with the prior year quarter driven by a 3.3 point increase in the underlying loss ratio. This was partially offset by a 1.7 point improvement in the expense ratio driven by lower acquisition expenses and employee costs.

•
The combined ratio improved 2.0 points for the first quarter of 2020 as compared with the prior year quarter. Net catastrophe losses were $10 million, or 4.3 points of the loss ratio in the first quarter of 2020 compared with $6 million, or 2.3 points of the loss ratio, for the prior year quarter. Favorable net prior year development improved the loss ratio by 0.1 points in the quarter compared with a 5.5 point increase from unfavorable development in the prior year quarter.

•
Gross written premiums decreased 5% and net written premiums decreased 15% for the first quarter of 2020 driven by a change in the timing of ceded reinsurance contract renewals, and the continued impact of the strategic exit from certain Lloyd's business classes, offset by growth in Canada.

Life & Group

	Results for the Three Months Ended March 31
($ millions)	2020	2019
Net investment income	$208	$204
Total operating revenues	335	335
Core income	4	10
Core income of $4 million for the three months ended March 31, 2020 is in line with expectations.
Corporate & Other

	Results for the Three Months Ended March 31
($ millions)	2020	2019
Net investment income	$3	$7
Interest expense	31	34
Core loss	(18)	(6)
Core loss increased $12 million for the first quarter of 2020 primarily driven by lower amortization of the deferred gain related to the A&EP Loss Portfolio Transfer.
Net Investment Income

	Results for the Three Months Ended March 31
	2020	2019
Pretax net investment income	$329	$571
Net investment income, after tax	279	465
Net investment income, after tax, decreased $186 million as compared with the prior year quarter. Stable earnings from fixed income and other investments of $454 million pretax was offset by losses from limited partnership and common stock investments, which returned (7.0)%, or $(125) million for the first quarter of 2020 compared with 4.5%, or $96 million, in the prior year quarter.

About the Company
CNA is one of the largest U.S. commercial property and casualty insurance companies. CNA provides a broad range of standard and specialized property and casualty insurance products and services for businesses and professionals in the U.S., Canada and Europe, backed by more than 120 years of experience and approximately $45 billion of assets.  For more information, please visit CNA at www.cna.com.
Conference Call and Webcast/Presentation Information
A conference call for investors and the professional investment community will be held at 9:00 a.m. (CT) today. On the conference call will be Dino E. Robusto, Chairman and Chief Executive Officer of CNA Financial Corporation, Al Miralles, Executive Vice President and Chief Financial Officer of CNA Financial Corporation and other members of senior management. Participants can access the call by dialing (800) 289-0571, or for international callers, +1 (720) 543-0206. The call will also be broadcast live on the internet and may be accessed from the Investor Relations page of the CNA website (www.cna.com). A presentation will be posted and available on the CNA website and will provide additional insight into the results.
The call is available to the media, but questions will be restricted to investors and the professional investment community. An online replay will be available on CNA's website following the call. Financial supplement information related to the results is available on the investor relations pages of the CNA website or by contacting investor.relations@cna.com.
Definition of Reported Segments

•
Specialty provides management and professional liability and other coverages through property and casualty products and services using a network of brokers, independent agencies and managing general underwriters.

•	Commercial works with a network of brokers and independent agents to market a broad range of property and casualty insurance products and services to small, middle-market and large businesses.

•
International underwrites property and casualty coverages on a global basis through two insurance companies based in the U.K. and Luxembourg, a branch operation in Canada as well as through our Lloyd's Syndicate.

•	Life & Group primarily includes the results of the individual and group long term care businesses that are in run off.

•
Corporate & Other primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re and asbestos and environmental pollution (A&EP).

Financial Measures
Management utilizes the following metrics in their evaluation of the Property & Casualty Operations. These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

•	Loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums.

•	Underlying loss ratio represents the loss ratio excluding catastrophes and development.

•	Expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums.

•	Dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums.

•	Combined ratio is the sum of the loss, expense and dividend ratios.

•	Underlying combined ratio is the sum of the underlying loss, expense and dividend ratios.

•	Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes.

•
Rate represents the average change in price on policies that renew excluding exposure change. For certain products within Small Business, where quantifiable, rate includes the influence of new business as well.

•	Retention represents the percentage of premium dollars renewed in comparison to the expiring premium dollars from policies available to renew.

•	New business represents premiums from policies written with new customers and additional policies written with existing customers.
Gross written premiums ex. 3rd party captives represents gross written premiums excluding business which is mostly ceded to third party captives, including business related to large warranty programs.
The Company's investment portfolio is monitored by management through analysis of various factors including unrealized gains and losses on securities, portfolio duration and exposure to market and credit risk.

Reconciliation of GAAP Measures to Non-GAAP Measures
This press release also contains financial measures that are not in accordance with GAAP.  Management utilizes these financial measures to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net (Loss) Income to Core Income
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of net investment gains or losses and any cumulative effects of changes in accounting guidance. The calculation of core income (loss) excludes net investment gains or losses because net investment gains or losses are generally driven by economic factors that are not necessarily reflective of our primary operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended March 31
($ millions)	2020	2019
Net (loss) income	$(61)	$342
Less: Net investment (losses) gains	(169)	24
Core income	$108	$318
Reconciliation of Net (Loss) Income per Diluted Share to Core Income per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income (loss) per diluted share is core income (loss) on a per diluted share basis.

	Results for the Three Months Ended March 31
	2020	2019
Net (loss) income per diluted share	$(0.23)	$1.25
Less: Net investment (losses) gains	(0.63)	0.08
Core income per diluted share	$0.40	$1.17
Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding AOCI allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	March 31, 2020	December 31, 2019
Book value per share	$38.18	$45.00
Less: Per share impact of AOCI	(3.94)	0.19
Book value per share excluding AOCI	$42.12	$44.81

Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended March 31
($ millions)	2020	2019
Annualized net (loss) income	$(245)	$1,366
Average stockholders' equity including AOCI (a)	11,288	11,336
Return on equity	(2.2)%	12.1%

Annualized core income	$433	$1,271
Average stockholders' equity excluding AOCI (a)	11,797	11,937
Core return on equity	3.7%	10.7%

(a)	Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.
For additional information, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
Forward-Looking Statements
This press release includes statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
Any descriptions of coverage under CNA policies or programs in this press release are provided for convenience only and are not to be relied upon with respect to questions of coverage, exclusions or limitations. With regard to all such matters, the terms and provisions of relevant insurance policies are primary and controlling. In addition, please note that all coverages may not be available in all states.
“CNA" is a registered trademark of CNA Financial Corporation. Certain CNA Financial Corporation subsidiaries use the "CNA" trademark in connection with insurance underwriting and claims activities. Copyright © 2020 CNA. All rights reserved.

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